Exhibit 99.1

Central Garden & Pet Company Announces Fiscal 2018 & Fourth Quarter Results

Fiscal 2018 diluted EPS of $2.32 vs. diluted EPS of $1.52 for fiscal 2017

Fiscal 2018 non-GAAP diluted EPS of $1.91 vs. non-GAAP diluted EPS of $1.50 for fiscal 2017

WALNUT CREEK, Calif.--(BUSINESS WIRE)--November 27, 2018--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets, today announced financial results for its fiscal year and fourth quarter ended September 29, 2018.

Fiscal 2018 Summary

Net sales of $2.22 billion increased 7.8% compared to $2.05 billion a year ago, primarily due to acquisitions closed in fiscal 2018 and despite fiscal 2018 containing one less week compared to fiscal 2017. Branded product sales of $1.76 billion increased 7.0% and sales of other manufacturers’ products increased 11.1% to $454.4 million. Organic sales growth for the year, excluding the extra week a year ago, increased 2.6% due to strength in the Pet segment. Gross margin decreased 30 basis points to 30.5% compared to 30.8% in the prior year, due to the impact of businesses acquired during the year. Cost reductions achieved during the year, consistent with the Company's annual target of 1% to 2%, aided in keeping organic margins from declining despite an unfavorable mix of sales and inflationary pressures on raw materials, freight, and labor costs. Going forward, the Company intends to raise prices in fiscal 2019 to help offset the impact of these inflationary pressures on its margins.

Fiscal 2018 GAAP Operating Income, Net Earnings and EPS

  Operating income of $167.3 million increased 7.2% from $156.1 million in fiscal 2017;
  Operating margin of 7.6% was flat compared to fiscal 2017;
  Net income of $123.6 million, increased 56.8% compared to $78.8 million in fiscal 2017. Fiscal 2018 included a $21.5 million one-time gain from a revaluation of the Company's deferred tax accounts; and
  Earnings per share increased 52.6% to $2.32 per fully diluted share.

Fiscal 2018 Non-GAAP Operating Income, Net Earnings and EPS

  Non-GAAP results for fiscal 2018 exclude a favorable tax impact of $21.5 million for the revaluation of the Company's deferred tax accounts;
  Non-GAAP results for fiscal 2017 exclude a $2.0 million gain from the sale of a Garden distribution facility in the first quarter;
  Non-GAAP operating income for fiscal 2018, was $167.3 million with an operating margin of 7.6%, compared to $154.1 million and 7.5% in fiscal 2017, aided by tight expense control;
  Non-GAAP net income for fiscal 2018 was $102.1 million, a 31.7% gain compared to $77.5 million in fiscal 2017, positively impacted by a lower Federal statutory tax rate, offset somewhat by higher interest expense;
  Non-GAAP earnings per fully diluted share increased 27.3% to $1.91 from $1.50 in the prior fiscal year; and
  EBITDA increased 7.9%, or $15.7 million, to $214.5 million compared with fiscal 2017.

"We are pleased with how Central executed in fiscal 2018, as market share gains and increased distribution continued to drive revenue and earnings growth, even in the face of headwinds which made for some challenges during the year," said George Roeth, President & CEO of Central Garden & Pet. "By focusing on what we could control, we were able to overcome the effects of unfavorable weather, which impacted several of our businesses, an unfavorable mix of sales, and unexpected inflationary pressures on our costs. Our continued efforts around reducing costs 1% to 2% annually and judicious expense control were big factors in keeping margins stable for the year despite the unfavorable environment." Roeth continued, "Looking forward, we would expect organic margins to improve, as we make efforts to offset the effects of inflation and tariffs with price increases, and to continue to reap advantages from our cost savings initiatives. However, it should be noted that overall Company margins and operating income will be negatively impacted in the first two quarters of fiscal 2019, due largely to timing differences related to our recent Bell Nursery acquisition."

Fiscal 2018 Fourth Quarter Financial Results

Net sales increased 2.4% to $502.3 million compared to $490.5 million in the fourth quarter a year ago, benefiting from acquisitions, which more than offset the negative impact of the comparison with the prior year that included an extra week. Branded product sales of $395.5 million increased 0.5%, and sales of other manufacturers’ products of $106.8 million increased 10.1%. Organic sales growth, excluding the extra week in 2017, increased 2.8%, driven by gains in the Pet segment. Gross margin decreased 30 basis points compared to the fourth quarter a year ago to 29.3%, due to the impact of businesses acquired during the year. However, gross margin increased meaningfully on an organic basis.

Fourth Quarter GAAP Operating Income, Net Earnings and EPS

  Operating income of $18.2 million was up $3.8 million or 26.6% compared to $14.4 million in the fourth quarter a year ago. Operating margin of 3.6% increased 70 basis points compared to the fourth quarter a year ago, despite a negative impact from the Company's two recent acquisitions and higher corporate expenses. Lower selling and marketing expenses compared to the fourth quarter of 2017 were the primary drivers of the improvement;
  Net income increased to $10.6 million from $4.3 million in the fourth quarter a year ago, benefiting from a significantly lower tax rate compared to the fourth quarter a year ago; and
  Earnings per fully-diluted share increased to $0.19 from $0.08 in the fourth quarter a year ago.

Fourth Quarter Non-GAAP Operating Income, Net Earnings and EPS

  Non-GAAP results for the fourth quarter of 2018 exclude a favorable tax impact of $5.2 million in the quarter from the revaluation of the Company's deferred tax accounts;
  Non-GAAP operating income was $18.2 million and non-GAAP operating margin was 3.6% compared to $14.4 million and 2.9% in the fourth quarter of fiscal 2017. The increase was attributable to lower selling and marketing expenses;
  Non-GAAP net income increased to $5.4 million from $4.3 million in the fourth quarter a year ago;
  Non-GAAP earnings per diluted share increased to $0.10 from $0.08 in the fourth quarter a year ago, despite higher shares outstanding in the fourth quarter this year, as a result of the Company's equity offering in August 2018; and
  EBITDA increased $4.8 million, or 18.7%, to $30.5 million compared to the fourth quarter a year ago.

Pet Segment Fiscal 2018 Fourth Quarter Results

Fourth quarter net sales for the Pet segment increased 2.7% from the same period a year ago, to $339.4 million, despite one less week in the quarter versus a year ago. The gain was due to the inclusion of the General Pet acquisition and organic growth, which more than offset lower animal health sales. The Pet segment’s branded product sales were $262.2 million, down 1.9% compared to the fourth quarter a year ago, and sales of other manufacturers’ products were $77.2 million, an increase of 22.3%. Pet organic sales, excluding the extra week last year, grew 4.8%, with gains in the sales of other manufacturers' products and strength in the dog & cat businesses leading the growth.

The Pet segment’s operating income rose 17.0% to $32.2 million and operating margin increased 120 basis points, to 9.5%, from $27.5 million and 8.3% in the fourth quarter a year ago. The improvement was due in part to a higher gross margin, as well as lower marketing expenditures, which more than offset lower animal health profitability.

Garden Segment Fiscal 2018 Fourth Quarter Results

Net sales for the Garden segment increased 1.8% compared to the fourth quarter a year ago to $162.9 million, due to the acquisition of Bell Nursery, which more than offset the impact of one less week in the quarter versus the prior year period. The Garden segment’s branded product sales were $133.3 million in the quarter, up 5.7% compared to the fourth quarter a year ago. Sales of other manufacturers’ products decreased 12.6% to $29.6 million. Organic sales, excluding the extra week, were down 1.4%, as the impact of unfavorable weather during the quarter and lower sales of other manufacturers' products impacted results.

The Garden segment’s operating income in the quarter increased to $1.6 million compared to $0.2 million in the fourth quarter a year ago, and Garden operating margin increased 80 basis points to 1.0%. Despite a negative impact from the Bell Nursery business, which is highly seasonal and typically loses money in the fourth quarter, lower marketing expenditures compared to a year ago aided results and drove the increase in operating margin.

Additional Information

At September 29, 2018, the Company’s cash and short-term investment balance was $482.1 million, compared to $32.4 million a year ago. The increase reflects the proceeds of approximately $500 million from debt and equity financings in fiscal 2018. Cash flow from operations for the fourth quarter of fiscal 2018 was $96.4 million, compared to $71.7 million in the fourth quarter of fiscal 2017.

Total debt at September 29, 2018 was $692.2 million compared to $395.7 million at September 30, 2017. Net interest expense was $8.9 million for the fourth quarter compared to $7.2 million in the prior-year period. The increases in total debt and interest expense were due primarily to the issuance of $300 million of senior notes in December 2017. The Company's leverage ratio at the end of the quarter and year, as defined in the Company's credit agreement, was 3.0x compared to 1.9x in the prior year quarter.

Other expense for the quarter increased to $4.4 million from $1.3 million in the fourth quarter a year ago due to timing in a seasonal joint venture. The Company does not expect the business investment losses to continue at this rate in fiscal 2019.

The Company's effective tax rate for the fourth quarter was negative compared to 35.3% in the fourth quarter of 2017. For the full fiscal year, the tax rate was 2.6% compared with 36.9% last year. The fiscal 2018 tax rate reflects the revaluation of the Company's deferred tax accounts and a reduction in the U.S. Federal corporate tax rate. Excluding the impact of the revaluation of the deferred tax accounts, the Company's tax rate was 19.5%. This reflects a lower weighted average tax rate for the year as well as a favorable impact from recent changes in accounting standards around non-cash equity compensation expense, which is not currently expected to continue to any meaningful degree going forward. The Company's tax rate for fiscal 2019 is expected to approximate the current Federal and state statutory rates for 2019 which combined are 24.5%.

2019 Guidance

The Company expects overall revenue growth in the mid-single digits for fiscal 2019 with organic revenue growth consistent with its long-term annual target of 2% to 3%. In addition, EBITDA, which the Company defines as operating income plus depreciation and amortization, is expected to grow in the mid-single-digits, with organic EBITDA growth in the upper-single digits. The Company also expects earnings per fully-diluted share of $1.80 or higher for fiscal 2019, a decrease from fiscal 2018 GAAP and non-GAAP earnings. There are a number of factors that the Company expects will negatively impact the comparability of fiscal 2019 EPS with fiscal 2018 EPS, with the greatest impact in the Company's first half of the fiscal year. The first factor is the timing of the Company's recent Bell Nursery acquisition. The Company previously estimated that its fiscal 2018 earnings were approximately $0.10 higher in fiscal 2018 than if it had Bell Nursery in its results for the full fiscal year. Fiscal 2019 will have a full year of Bell Nursery, including two quarters of losses that were prior to the acquisition in fiscal 2018 and not present in fiscal 2018 results. The second factor expected to negatively impact EPS is the higher projected tax rate for fiscal 2019 compared with fiscal 2018. The impact of these two items is expected to negatively impact fiscal 2019 EPS by approximately $0.25 when compared with fiscal 2018. A third factor is the increase in shares outstanding from the Company's equity offering in August 2018 and its dilutive effect on EPS of approximately $0.15 per share when factoring in net interest earned on the proceeds. Adjusting for all these factors, the EPS comparison for the guidance of fiscal 2019 over fiscal 2018 would be EPS growth of 15% or higher. Importantly, the fiscal 2019 guidance excludes the impact of any potential acquisitions.

The Company's first quarter comparisons versus the prior year will have additional challenges, as price increases, intended to offset inflationary pressures, are not taking effect until January 1, 2019. Interest expense is expected to also be higher than a year ago, due to the timing of the Company's debt issuance in December 2018. Therefore, earnings comparisons are expected to be most challenging in the Company's first fiscal quarter.

Mr. Roeth concluded, "We are focused on continuing the substantial progress we have made over the last few years. With the additional capital raised in fiscal 2018, as well as our ample cash flow and solid balance sheet, we are well-capitalized and well-positioned to grow organically and through M&A in the year ahead. Importantly, we plan to continue to drive our core business by significantly growing organic operating income during the year."

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its fourth quarter and fiscal 2018 results. The conference call will be accessible via the internet through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation #13684806. A replay of the call will be available for three days by dialing (201) 612-7415 and entering confirmation #13684806.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, and OVER-N-OUT®; fertilizer and the brands PENNINGTON® and IRONITE®; live plants from BELL NURSERY; and decorative outdoor patio products under the PENNINGTON® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™, COMFORT ZONE®, FARNAM®, HORSE HEALTH™ and VITAFLEX®; aquatics and reptile and the brands AQUEON®, CORALIFE®, SEGREST™ and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; and dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, IMS®, CADET®, DMC™, K&H Pet Products™, PINNACLE® and AVODERM®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 5,400 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for future price increases and cost reductions, operating margin expansion, potential acquisitions and earnings guidance for fiscal 2019 are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s ability to pass through cost increases in a timely manner;
  adverse weather conditions;
  our dependence upon our key executives;
  potential acquisitions;
  the impact of new accounting regulations and the U.S. Tax Cuts and Jobs Act on the Company's tax rate;
  dependence on a small number of customers for a significant portion of our business;
  the impact of recent tariffs or a potential trade war;
  risk associated with litigation arising from our business;
  uncertainty about new product innovations and marketing programs; and
  competition in our industries.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) Unaudited

ASSETS	September 29, 2018	September 30, 2017
Current assets:
Cash and cash equivalents	$482,106	$32,397
Restricted cash	10,899	12,645
Accounts receivable, net	275,908	237,868
Inventories	427,823	382,101
Prepaid expenses and other	20,562	18,045
Total current assets	1,217,298	683,056

Plant, property and equipment, net	217,647	180,913
Goodwill	281,177	256,275
Other intangible assets, net	152,265	116,067
Other assets	38,822	70,595
Total	$1,907,209	$1,306,906

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$110,259	$103,283
Accrued expenses	102,583	116,549
Current portion of long-term debt	122	375
Total current liabilities	212,964	220,207

Long-term debt	692,031	395,278
Deferred income taxes and other long-term obligations	49,380	54,279

Equity:
Common stock	121	122
Class A common stock	439	380
Class B stock	16	16
Additional paid-in capital	590,168	396,790
Retained earnings	362,923	239,329
Accumulated other comprehensive income (loss)	(1,218)	(951)
Total Central Garden & Pet shareholders’ equity	952,449	635,686
Noncontrolling interest	385	1,456
Total equity	952,834	637,142
Total	$1,907,209	$1,306,906

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Fiscal Year Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net sales	$502,314	$490,464	$2,215,362	$2,054,478
Cost of goods sold and occupancy	355,296	345,136	1,539,986	1,421,670
Gross profit	147,018	145,328	675,376	632,808
Selling, general and administrative expenses	128,808	130,947	508,040	476,696
Operating income	18,210	14,381	167,336	156,112
Interest expense	(10,619)	(7,233)	(39,196)	(28,209)
Interest income	1,681	48	3,145	147
Other expense, net	(4,402)	(1,315)	(3,860)	(1,621)
Income before income taxes and noncontrolling interest	4,870	5,881	127,425	126,429
Income tax (benefit) expense	(5,497)	2,078	3,305	46,699
Net income including noncontrolling interest	10,367	3,803	124,120	79,730
Net income attributable to noncontrolling interest	(201)	(456)	526	902
Net (loss) income attributable to Central Garden & Pet Company	$10,568	$4,259	$123,594	$78,828

Net income per share attributable to Central Garden & Pet Company:
Basic	$0.20	$0.08	$2.39	$1.57
Diluted	$0.19	$0.08	$2.32	$1.52

Weighted average shares used in the computation of net income per share:
Basic	54,059	50,654	51,716	50,230
Diluted	55,376	51,935	53,341	51,820

Use of Non-GAAP Financial Measures

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, to supplement the financial results prepared in accordance with GAAP, we use non-GAAP financial measures including non-GAAP net sales on a consolidated and segment basis, non-GAAP selling, general and administrative (SG&A) expense, non-GAAP operating income on a consolidated and segment basis, non-GAAP interest expense, non-GAAP other income (expense), non-GAAP net income and diluted net income per share. and EBITDA. Management believes these non-GAAP financial measures that exclude the impact of specific items (described below) may be useful to investors in their assessment of our ongoing operating performance and provide additional meaningful comparisons between current results and results in prior operating periods.

EBITDA is defined by us as income before income tax expense, net other expense, net interest expense and depreciation and amortization. We present EBITDA because we believe that EBITDA is a useful supplemental measure in evaluating the cash flows and performance of our business and provides greater transparency into our results of operations. EBITDA is used by our management to perform such evaluation. EBITDA should not be considered in isolation or as substitutes for cash flow from operations, income from operations or other income statement measure prepared in accordance with GAAP. We believe that EBITDA is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present EBITDA when reporting their results. Other companies may calculate EBITDA differently so it may not be comparable.

The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements, by allowing for greater transparency in the review of our financial and operating performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance, and we believe these measures similarly may be useful to investors in evaluating our financial and operating performance and the trends in our business from management's point of view. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results.

Non-GAAP financial measures reflect adjustments based on the following items:

  Tax reform impacts: The U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Job Act (the "Tax Reform Act") in December 2017. We have excluded the transitional impact of the Tax Reform Act as the remeasurement of our deferred tax assets and liabilities does not reflect the ongoing impact of the lower U.S. statutory rate on our current year or future earnings.
  Gains on disposals of significant plant assets: we have excluded the impact of gains on the disposal of significant plant assets as these represent infrequent transactions that impact the comparability between operating periods. We believe the adjustment of these gains supplements the GAAP information with a measure that may be used to assess the sustainability of our operating performance.
  Tax impact: adjustment represents the impact of the tax effect of the pre-tax non-GAAP adjustments excluded from non-GAAP net income. The tax impact of the non-GAAP adjustments is calculated based on the consolidated effective tax rate on a GAAP basis, applied to the non-GAAP adjustments, unless the underlying item has a materially different tax treatment.
  We have also provided organic net sales, a non-GAAP measure that excludes the impact of businesses purchased or exited in the prior 12 months, because we believe it permits investors to better understand the performance of our historical business without the impact of recent acquisitions or dispositions. For fiscal 2018, we have also adjusted our organic net sales for our estimate of the impact of the extra week on our 2017 fiscal year net sales.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

The non-GAAP adjustments made reflect the following:

(1)	Transitional impact of U.S. Tax Reform: As a result of the Tax Reform Act, during fiscal 2018, we recorded a tax benefit of $21.5 million, of which $16.3 million was recorded in the first quarter and $5.2 million in the fourth quarter, due to the remeasurement of its deferred tax assets and liabilities. We have excluded only this transitional impact and have not included in the adjustment the ongoing impact of the lower U.S. statutory rate on our current year earnings.
(2)	During fiscal 2017, we recognized a $2.0 million gain in our Garden segment from the sale of a distribution facility. This adjustment was recorded as part of selling, general and administrative costs.

		GAAP to Non-GAAP Reconciliation (in thousands) For the Fiscal Year Ended September
Non-GAAP Adjustments		2018	2017
(Gain)/loss on disposal of plant assets	(2)	$—	$(2,050)
Total non-GAAP adjustments		—	(2,050)
Tax effects of non-GAAP adjustments	(1)	—	(757)
Tax effect of revaluation of deferred tax amounts	(1)	(21,485)	—
Total net income impact from non-GAAP adjustments		$21,485	$(1,293)

SG&A Expense Reconciliation
		$508,040	$476,696
GAAP SG&A expense		—	2,050
SG&A expense impact from non-GAAP adjustments	(2)	$508,040	$478,746
Non-GAAP SG&A expense		22.9%	23.2%
GAAP SG&A expense as a percentage of net sales		22.9%	23.3%

Operating Income Reconciliation
GAAP operating income		$167,336	$156,112
Total operating income impact from non-GAAP adjustments	(2)	—	(2,050)
Non-GAAP operating income		$167,336	$154,062
GAAP operating margin		7.6%	7.6%
Non-GAAP operating margin		7.6%	7.5%

		GAAP to Non-GAAP Reconciliation (in thousands) For the Fiscal Year Ended September
Garden Segment Operating Income Reconciliation		2018	2017
GAAP Garden segment operating income		$95,551	87,298
Total operating income impact from non-GAAP adjustments	(2)	—	(2,050)
Non-GAAP Garden segment operating income		$95,551	$85,248
GAAP Garden segment operating margin		10.9%	10.8%
Non-GAAP Garden segment operating margin		10.9%	10.5%

		GAAP to Non-GAAP Reconciliation (in thousands, except per share amounts) For the Fiscal Year Ended September
Net Income and Diluted Net Income Per Share Reconciliation		2018	2017

GAAP net income attributable to Central Garden & Pet		$123,594	$78,828
Total non-GAAP adjustments	(2)	—	(2,050)
Tax effects of non-GAAP adjustments	(1)	—	757
Tax effect of revaluation of deferred tax amounts	(1)	(21,485)	—
Total net income impact from non-GAAP adjustments		$(21,485)	$(1,293)
Non-GAAP net income attributable to Central Garden & Pet		$102,109	$77,535
GAAP diluted net income per share		$2.32	$1.52
Non-GAAP diluted net income per share		$1.91	$1.50
Shares used in GAAP and non-GAAP diluted net earnings per share calculation		53,341	51,820

		GAAP to Non-GAAP Reconciliation (in thousands) For the Quarter Ended September 29, 2018
Net income and diluted net income per share		September 29, 2018	September 30, 2017
GAAP net income (loss)		$10,568	$4,259
Tax effect of revaluation of deferred tax amounts	(1)	5,142	—
Non-GAAP net income		$5,426	$4,259
GAAP diluted income (loss) per share		$0.19	$0.08
Non-GAAP diluted income per share		$0.10	$0.08
Shares used in GAAP and non-GAAP diluted net earnings per share calculation		55,376	51,935

Organic Net Sales Reconciliation

We have provided organic net sales, a non-GAAP measure that excludes the impact of recent acquisitions and dispositions, because we believe it permits investors to better understand the performance of our historical business. We define organic net sales as net sales from our historical business derived by excluding the net sales from businesses acquired or exited in the preceding 12 months. After an acquired business has been part of our consolidated results for 12 months, the change in net sales thereafter is considered part of the increase or decrease in organic net sales.

	GAAP to Non-GAAP Reconciliation For the Fiscal Year Ended September 29, 2018
	Consolidated		Pet Segment		Garden Segment
		Percent Change		Percent Change		Percent Change
Reported net sales FY 2018 (GAAP)	$2,215.4		$1,340.9		$874.5
Reported net sales FY 2017 (GAAP)	2,054.5		1,246.4		808.1
Increase in net sales	160.9	7.8%	94.5	7.6%	66.4	8.2%
Effect of acquisitions and dispositions on increase in net sales	140.3		56.2		84.1
Increase (decrease) in organic net sales	20.6	1.0%	38.3	3.1%	(17.7)	(2.2)%
Estimated impact of extra week in fiscal 2017 on organic sales	32.8		21.4		11.4
Organic net sales adjusted for extra week	$53.4	2.6%	$59.7	4.8%	$(6.3)	(0.8)%

	GAAP to Non-GAAP Reconciliation For the Quarter Ended September 29, 2018
	Consolidated		Pet Segment		Garden Segment
		Percent Change		Percent Change		Percent Change
Reported net sales Q4 FY18 (GAAP)	$502.3		$339.4		$162.9
Reported net sales Q4 FY17 (GAAP)	$490.5		$330.5		$160.0
Increase in net sales	$11.8	2.4%	$8.9	2.7%	$2.9	1.8%
Effect of acquisition and divestitures on increase in net sales	$31.1		$14.6		$16.5
Decrease in organic net sales	$(19.3)	(3.9)%	$(5.7)	(1.7)%	$(13.6)	(8.5)%
Impact estimate of extra week in Q4 FY17	$32.8		$21.4		$11.4
Adjusted organic net sales	$13.5	2.8%	$15.7	4.8%	$(2.2)	(1.4)%

EBITDA Reconciliation

The following is a reconciliation of net income to EBITDA:

	GAAP to non-GAAP Reconciliation Fiscal Year Ended
EBITDA Reconciliation	September 29, 2018	September 30, 2017
Net income attributable to Central Garden & Pet	$123,594	$78,828

Interest expense, net	36,051	28,062
Other expense	3,860	1,621
Income tax expense	3,305	46,699
Net income attributable to noncontrolling interest	526	902
Sum of items below operating income	43,742	$77,284

Income from Operations	167,336	156,112
Depreciation & Amortization	47,199	42,719
EBITDA	$214,535	$198,831

	GAAP to non-GAAP Reconciliation Quarter Ended
EBITDA Reconciliation	September 29, 2018	September 30, 2017
Net income attributable to Central Garden & Pet	$10,568	$4,259

Interest expense, net	8,938	7,185
Other expense	4,402	1,315
Income tax (benefit) expense	(5,497)	2,078
Net loss attributable to noncontrolling interest	(201)	(456)
Sum of items below operating income	7,642	10,122

Income from Operations	18,210	14,381
Depreciation & Amortization	12,327	11,345
EBITDA	$30,537	$25,726

CONTACT:
Steve Zenker
VP of Investor Relations & Communications
Central Garden & Pet Company
925.948.3657